Legal Department                     John W. Holleran
1111 W. Jefferson Street (83702)     Vice President and
P.O. Box 50                          General Counsel
Boise, Idaho 83728-0001
208/384-7704
Fax:  208/384-4912



August 31, 1995



Securities and Exchange Commission
Attention Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

Subject:     Common Stock Issuable Under the Boise Cascade
             Corporation Director Stock Option Plan

Ladies and Gentlemen:

I am the Vice President and General Counsel of Boise Cascade Corporation, a Delaware corporation (the "Company"). In that capacity, I have represented the Company in connection with preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") relating to 100,000 shares of the Company's common stock, $2.50 par value (the "Common Stock") with respect to the Director Stock Option Plan (the "DSOP"). I have reviewed originals (or copies) of certified or otherwise satisfactorily identified documents, corporate and other records, certificates, and papers as I deemed it necessary to examine for the purpose of this opinion.

Based on the foregoing, it is my opinion that shares of Common
Stock which are issued upon the exercise of stock options under the DSOP will, when sold, be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me therein under the caption "Interests of Named Experts and Counsel." In giving this consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ John W. Holleran

John W. Holleran

JWH/JA50712D